Exhibit 99.1

Press Release	Source: VendingData(TM) Corporation

VendingData(TM) Corporation Reports Full Year and Fourth Quarter 2005 Financial Results

Thursday March 30, 4:00 pm ET

LAS VEGAS, March 30 /PRNewswire-FirstCall/ -- VendingData(TM) Corporation (Amex: VNX - News) today reported financial results for its fiscal year and fourth quarter ended December 31, 2005. Gross revenues for the full year 2005 totaled $3.1 million, compared to $3.4 million for the year ended December 31, 2004. Sales declined as a result of the discontinuation of the SecureDrop® product line, disrupted sales of the PokerOne(TM) product line as a result of a patent lawsuit, and delays in the timing of the jurisdictional reviews of the RandomPlus(TM) shuffler and a delay in Deck Checker sales activity. Gross revenues were further offset by sales returns and allowances which totaled $739,000 during 2005 due to contracts recorded in prior periods, primarily 2003, 2004, and early 2005, which allowed for product return at the customer's discretion. This type of sales contract was discontinued in Q2, 2005. Revenues by product line in 2005 consisted of shuffler sales of $1.3 million, shuffler rentals of $279,000, Deck Checker(TM) sales of $861,000, Deck Checker(TM) rentals of $241,000 and SecureDrop® sales of $130,000 and consumables of $279,000.

(The Company reported a net loss for 2005 of $17.6 million or $1.03 per share compared to a net loss of $9.5 million or $0.55 per share in 2004. The increase in net loss was primarily due to a $3.1 million inventory write down, $2.2 million increase in general and administrative costs driven by legal and regulatory costs, a $640,000 increase in interest expense and a $739,000 revenue reversal for merchandise sales recognized during 2004 and returned during 2005.

VendingData's gross margin on revenue for the year ended December 31, 2005 was $(2.3) million, excluding the impact of the inventory write down of $3.1 million compared to the gross margin on revenue for the year ended December 31, 2004 of $(134,000). The decrease in gross margin net of the inventory write down reflected the additional costs of deploying complimentary version upgrades of the PokerOne(TM) product to those customers that purchased or leased version 1 and version 2 of this product, and the costs associated with the accelerated rollout of the RandomPlus. The manufacturing of products in China is expected to continue to reduce cost of sales on a per unit basis through the first half of 2006 as the company identifies more efficiency and optimizes vendors in China. These efforts should result in further improvements in the cost of manufacturing.

Selling, general and administrative expenses (SG&A) increased by $2.2 million or 31 percent over the prior year to $9.2 million in 2005, primarily due to $1.9 million increase in legal and regulatory costs due to defense of the patent lawsuits and legal/regulatory issues pertaining to former senior management, a $638,000 increase in payroll related to the expensing of stock options, and a $530,000 increase in consulting expenses related to the management change in March 2005. Additionally the Company had a $355,000 increase in depreciation related to the write off of leasehold improvements on the prior China manufacturing facility, a $133,000 increase in financial advisory costs, which were offset by a $1.1 million decrease in other expenses.

Interest expenses in 2005 increased by $640,000 to $1.6 million, reflecting the debt service related to the Company's previously outstanding 9% senior secured notes, the currently outstanding 10% senior secured convertible notes and the $5 million line of credit.

Cash and equivalents on December 31, 2005 were approximately flat with year-end 2004 at $935,000. Accounts receivable (trade) was consistent with last year at $1.6 million. Inventories decreased by $3.1 million to $3.0 million at year-end 2005 due to the inventory write off of $3.1 million. Total liabilities increased by $11.0 million during the year to $19.5 million due to an increase in notes payable slightly offset by a reduction in current liabilities.

Revenues for the fourth quarter were $941,000, an increase of $443,000 from prior year's fourth quarter of $499,000 and compares to third quarter 2005 revenues of $319,000. The Company's revenue increased as a result of sales of our two new shuffler products, PokerOne(TM) and RandomPlus(TM) as well as increased DeckChecker activity. During the quarter, the sales returns and allowances were $428,000 due to contracts recorded in prior periods, primarily 2003, 2004 and early 2005 which allowed for product return at the customer's discretion. This type of sales contract was discontinued in Q2 2005.

The Company reported a net loss applicable to common stockholders of $5.8 million or $(0.34) per share for the fourth quarter of 2005 compared to a net loss of $2.8 million or $(0.16) for the fourth quarter 2004 and a loss of $5.9 million or $(0.35) per share for the third quarter 2005. VendingData's gross profit during the fourth quarter totaled ($2.6) million due to the additional costs of deploying complimentary version upgrades of the PokerOne(TM) product to those customers that purchased version 1 and version 2 of this product, and the costs associated with the rollout of the RandomPlus. The Company expects its gross margin to improve as it benefits from lower costs associated with the transfer of its manufacturing operations to its new facilities in China and as economies of scale are achieved through increased unit production.

The Company's SG&A for the fourth quarter decreased by approximately $188,000 over the prior year's fourth quarter to $1.9 million. The decrease primarily reflects savings in general office expenses and the initial impact of cost cutting initiatives.

Mark Newburg, Vending Data's president and CEO, commented, "Over the past few months we have focused on stabilizing the business, improving company accounting practices, and relocating the China-based manufacturing facility. We have achieved dramatic improvements in product quality, introduced a consistent upgrade cycle for the current product line, expanded the product line with leading-edge intellectual property and increased our addressable market, and made significant positive progress on two patent infringement suits. As of today, with working capital pressures relieved, this current quarter brings an even brighter picture. We have negotiated a very significant distribution agreement with one of the leading players in Macau as well as the rest of Asia, and are seeing very positive signs for revenue generation in the international market as well as continued growth domestically. While we more than doubled revenues sequentially during the fourth quarter off of a very small base, it our objective to continue that trend over the next several quarters and anticipate achieving a cash flow neutral to positive position during the year without further need of financing.

QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

VendingData(TM) Corporation Enters Into Agreements For An $18 Million Private Placement Offering

On March 30, 2006, VendingData entered into agreements for an $18 million private placement consisting of $7 million 7% senior notes due March 31, 2011, a $6 million equity component consisting of 2.4 million common shares priced at $2.50, and an optional 5 year facility of $5 million which will be funded by common shares to be priced at a 20 percent discount to the price of VendingData(TM) stock on the day of the draw downs. VendingData(TM) Corporation intends to use the proceeds from the private placement to retire the company's current credit line, to pay off all of the company's senior secured debt and for general corporate purposes.

VendingData(TM) Corporation Signs Distribution Contract

February 2006, VendingData(TM) entered into a distribution agreement with a technology company based in Hong Kong and Macau. The distribution agreement has an initial three year term, with rollover provisions, and provides exclusive distribution rights for the VendingData(TM) high frequency RFID casino chip for certain Southeast Asia casino properties and non-exclusive distribution rights elsewhere in Asia. VendingData(TM) expects the relationship with the distributor to generate a minimum of $9 million dollars of retail sales of the RFID chip over the initial three-year term of the agreement.

VendingData(TM) acquired Dolphin Products' IP including global distribution rights to high frequency RFID-Enabled Casino Chip Technology

VendingData(TM) entered into a patent purchase agreement dated October 1, 2005 with Dolphin Products pursuant to which Dolphin Products agreed to sell VendingData(TM) its high frequency (13.56 MHz) RFID Chip within a Casino Chip technology and related patents in exchange for $750,000 in cash and 1,000,000 shares of VendingData(TM) common stock. On February 27, 2006, VendingData(TM) entered into a licensing and manufacturing agreement with Dolphin Products Pty Limited, of Melbourne, Australia. Pursuant to the agreement, Dolphin has received the exclusive rights to manufacture VendingData(TM)'s RFID chip product. The agreement has a term of 10 years.

VendingData(TM) Corporation's received Nevada Gaming Control Board and GLI approval for its next generation multi-deck shuffler, RandomPlus(TM)

During October 2005, VendingData(TM) received approval from Nevada Gaming Control Board and Gaming Laboratories International ("GLI") for its RandomPlus(TM) shuffler, the Company's next generation version of its multi-deck Random Ejection shuffler, in the following jurisdictions: California (tribal), Arizona (tribal), Washington (state & tribal, Indiana (state), Iowa (state & tribal), Minnesota (tribal), Missouri (state), and Wisconsin (tribal).

Restatement and inventory write down

On November 1, 2005, the VendingData(TM) management concluded, after consultation with the company's independent auditors, that a material charge was required for a write-down of obsolete inventory. As a result the Company has taken a charge for third quarter 2005 resulting from inventory obsolescence of approximately $2.7 million in order to write-down inventory consisting of first-generation Random Ejection Shuffler, which has been replaced by the next-generation RandomPlus(TM) Shuffler, and the SecureDrop® product line, which the Company has decided to discontinue. Inventories net of these write-downs during the period totaled $4.9 million. Total liabilities were approximately flat with the prior quarter at $17.3 million versus an increase of approximately $9 million over the prior year third quarter. The year over year increase in total liabilities reflects the issuance of $10 million of additional senior secured convertible notes in February 2005 and March 2005.

Current Shuffle Master Litigation status

PokerOne(TM) -- On December 28, 2005, the United States Court of Appeals granted its appeal and formally vacated an order previously obtained by Shuffle Master, Inc. to preliminarily enjoin VendingData(TM) from selling its PokerOne(TM) shuffling and dealing machine. The order was originally issued by the United States District Court, District of Nevada, on November 30, 2004. However, on March 4, 2005, VendingData(TM) convinced the Federal Circuit to stay the order pending appeal. The Federal Circuit's decision disposes of the injunction and opens the door for VendingData to seek damages from Shuffle Master for the period it was wrongfully enjoined.

On October 10, 2005, VendingData(TM) announced its new management team VendingData(TM) formally welcomed its new executive management team as well as three new members to its Board of Directors.

The Team:
Mark Newburg -- President and CEO of VendingData(TM)
Arnaldo Galassi -- Chief Financial officer
Peter Zee -- Vice President of Engineering and Manufacturing
Simon Herbert -- Vice President of Sales.
Tori Abajian -- Vice President of Operations
Michelle Glenn -- Vice President of Marketing.
General Paul Harvey -- Board of Directors (Chairman of the Compliance Committee)
Vincent DiVito -- Board of Directors (Chairman of the Audit Committee)
Robert Miodunski -- Board of Directors (Compliance and Audit Committees)

CONFERENCE CALL
VendingData(TM) has scheduled a conference call to discuss fourth quarter and full year 2005 financial results with the investment community for 4:30 p.m. (ET) today.
Conference Call Details:
Date/Time: Thursday, March 30, 2006-4:30 p.m. (ET)
Telephone Number: 866-271-5140
International Dial-In Number: 617-213-8893
Participant Pass code: 18575623
Internet Access: www.vendingdata.com or
 www.streetevents.com

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 92396380, and on the Internet at www.streetevents.com.

About VendingData(TM) Corporation

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company's products include the Deck Checker(TM), PokerOne(TM) and Random Ejection Shuffler(TM) lines, which are installed in various casinos throughout the United States. VendingData(TM)'s newest innovative products include the ChipWasher(TM) and high-frequency RFID Casino Chips. The company's customers include mega-gaming corporations such as Caesars Entertainment, MGM Mirage, Station Casinos, and Boyd Gaming as well as major casinos such as The Venetian, Foxwoods Resort Casino and the world's largest poker room, Commerce Casino. International customers include casinos in Argentina, China, Columbia, Korea, Macau, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following the success of the transition of our manufacturing and assembly to China, changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to the company's Form 10- QSB for the quarter ended December 31, 2004, and, once filed, the Company's Annual Report on form 10-KSB for the year ended December 31, 2004.

Contacts:	Company Contact:	or Investor Contact:
	Arnaldo Galassi	Yvonne L. Zappulla
	CFO & VP Finance	Managing Director
	VendingData(TM) Corporation	Wall Street Consultants Corp.
	702-733-7195	212-681-4108
	Agalassi@vendingdata.com	Yvonne@WallStreetIR.com

VENDINGDATA CORPORATION
Statements of Operations

	Three Months Ended Dec 31,		Twelve Months Ended Dec 30,
	2005	2004	2005	2004
Revenues:
Sales	$647,788	$372,290	$2,302,484	$2,648,684
Rental	103,194	107,539	519,635	616,714
Other	190,711	18,845	278,619	171,162
Gross revenue	941,693	498,674	3,100,738	3,436,560
Sales returns and allowances	(428,423)	--	(739,263)	--
	513,270	498,674	2,361,475	3,436,560

Operating costs and expenses:
Cost of sales	3,124,784	522,311	4,667,200	3,570,070
Inventory write down	484,556	--	3,068,846	--
Selling, general and administrative	2,046,405	2,241,012	9,220,636	7,046,005
Research and development	324,510	277,995	1,394,006	1,423,096
	5,980,255	3,041,318	18,350,708	12,039,171

Loss from operations	(5,466,985)	(2,542,644)	(15,989,233)	(8,602,611)

Interest expense, including $15,063 and $31,974 to related parties	369,461	228,704	1,577,996	935,589

Net loss	$(5,836,446)	$(2,771,348)	$(17,567,230)	$(9,538,200)

Basic and Diluted loss per share	$(0.34)	$(0.16)	$(1.03)	$(0.55)

Weighted average shares outstanding	17,291,458	17,198,198	17,050,398	17,187,664

VENDINGDATA CORPORATION
Balance Sheet

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$935,243	$924,802
Current portion of accounts receivable, trade net of allowance for uncollectables of $276,420 and 125,530	1,550,559	1,596,017
Due from affiliate	4,098	25,000
Other receivables	113,557	121,969
Inventories	3,045,334	6,124,171
Total Current Assets	5,648,791	8,791,959

Equipment rented to customers, net of accumulated depreciation of $228,032 and $316,245	146,527	400,594
Property and Equipment, at cost, net of accumulated depreciation of $2,408,234 and $1,859,206	585,431	923,459
Intangible assets, at cost, net of accumulated amortization of $836,281 and $288,203	1,862,268	1,129,644
Due from affiliate	--	118,800
Accounts receivable, trade, net of current portion, less unamortized discount	600,430	1,264,914
Deferred expenses	748,171	753,030
Deposits	759,653	980,216
	$10,351,271	$14,362,616
Current liabilities:
Capital leases payable, current portion	$471,269	$1,941,445
Accounts payable	1,836,234	1,240,767
Accrued expenses	794,203	427,199
Deferred revenues, current portion	52,248	239,680
Short-term debt	4,050,000	238,250
Customer deposits	81,859	193,615
Total current liabilities	7,285,812	4,280,865

Deferred revenues, net of current portion	161,335	198,585
Notes payable, net of current portion	11,654,500	3,250,000
Capital leases payable, net of current portion	421,975	893,244
	19,523,622	8,622,694
Stockholders' equity deficiency:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding Common stock, $.001 par value, 55,000,000 shares authorized, 17,483,269 and 17,312,058 shares issued and outstanding
	-- 18,142	-- 17,200
Additional paid-in capital	66,763,192	59,843,270
Treasury Stock 448,053 shares at cost	(846,820)	0
Deferred Expense	(3,419,088)	(183,074)
Deficit	(71,687,777)	(53,743,174)
Total stockholders' equity (deficiency)	(9,172,351)	5,739,923
Total liabilities and stockholders' equity (deficiency)	$10,351,271	$14,362,617

Source: VendingData(TM) Corporation